Exhibit 4.7

CERTIFICATE OF DESIGNATION

OF SERIES C JUNIOR PARTICIPATING CONVERTIBLE PREFERRED STOCK

OF

POWER-ONE, INC.

Power-One, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies, pursuant to Section 151 of the DGCL, that the following resolutions were duly adopted by its Board of Directors (the “Board”) on April 29, 2009:

WHEREAS, the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) authorizes 30,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock”) issuable from time to time in one or more series;

WHEREAS, the Certificate of Incorporation authorizes the Board to provide by resolution for the issuance of the shares of Preferred Stock in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof;

NOW, THEREFORE, BE IT RESOLVED, that a series of Preferred Stock with the powers, designations, preferences and rights and the qualifications, limitations and restrictions thereof, as provided herein is hereby authorized and established as follows:

SECTION 1.           Number; Designation; Rank.

(a)           This series of convertible participating Preferred Stock is designated as the “Series C Junior Participating Convertible Preferred Stock” (the “Series C Preferred Stock”).  The number of shares constituting the Series C Preferred Stock is 36,900 shares, par value $.001 per share.

(b)           The Series C Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company:

(i)    senior in preference and priority to the common stock of the Company, par value $.001 per share (the “Common Stock”) and each other class or series of Equity Security of the Company the terms of which do not expressly provide that it ranks senior in preference or priority to or on parity, without preference or priority, with the Series C Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company (collectively with the Common Stock, the “Junior Securities”);

(ii)   on parity, without preference and priority, with the series of Preferred Stock of the Company that are designated as “Junior Participating Preferred Stock,” par value $.001 per share, the “Series B Junior Participating Convertible Preferred Stock,” par value $.001 per share

(the “Series B Preferred Stock”), and each other class or series of Equity Security of the Company, the terms of which expressly provide that it will rank on parity, without preference or priority, with the Series C Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company (collectively, the “Parity Securities”), and

(iii)  junior in preference and priority to the series of Preferred Stock of the Company that is designated as “Series A Convertible Preferred Stock,” par value $.001 per share (the “Series A Preferred Stock”), and each other class or series of Equity Security of the Company the terms of which expressly provide that it will rank senior in preference or priority to the Series C Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company (collectively, the “Senior Securities”).

SECTION 2.           Dividends.

(a)           Dividends.  (i) Each holder of issued and outstanding Series C Preferred Stock will be entitled to receive, when, as and if declared by the Board, out of funds legally available for the payment of dividends for each share of Series C Preferred Stock, dividends of the same type as any dividends or other distribution, whether in cash, in kind or in other property, payable or to be made on outstanding shares of Common Stock, in an amount equal to the amount of such dividends or other distribution as would be made on the number of shares of Common Stock into which such share of Series C Preferred Stock could be converted on the applicable record date for such dividends or other distribution on the Common Stock, without giving effect to the limitations set forth in SECTION 5(b) (the “Dividends”); provided, however, that notwithstanding the above, the holders of Series C Preferred Stock shall not be entitled to receive any dividends or distributions for which an adjustment to the Conversion Price shall be made pursuant to SECTION 5(f)(i)(A) or SECTION 5(f)(ii) (and such dividends or distributions that are not payable to the holders of Series C Preferred Stock as a result of this proviso shall not be deemed to be Dividends).

(ii)   Dividends are payable at the same time as and when such dividend or other distribution on Common Stock is paid to the holders of Common Stock and are payable to holders of record of Series C Preferred Stock on the record date for the corresponding dividend or distribution on the Common Stock; provided, however, that no dividend or distribution on Common Stock shall be made to holders of the Common Stock unless the Dividends are paid (or are concurrently being paid) pursuant to SECTION 2(a)(ii) hereof.

(b)           If Dividends are not paid in full, all Dividends declared upon the Series C Preferred Stock and all dividends declared on any Parity Securities shall be declared pro rata so that the amount of Dividends declared per share of the Series C Preferred Stock and dividends declared per share of such Parity Securities shall in all cases bear to each other the same ratio that accrued and unpaid Dividends per share on the Series C Preferred Stock and accrued and unpaid dividends per share of such Parity Securities bear to each other.

(c)           Holders of Series C Preferred Stock are not entitled to any dividend, whether payable in cash, in kind or other property, in excess of the Dividends as provided in this SECTION 2.

(d)           Any holder that, together with its Affiliates, Beneficially Owns more than 1,000 shares of Series C Preferred Stock will be entitled to receive all cash Dividends by wire transfer of immediately available funds.

SECTION 3.           Liquidation Preference.

(a)           Upon any voluntary or involuntary liquidation, dissolution or winding up of the Company, each share of Series C Preferred Stock entitles the holder thereof to receive and to be paid out of the assets of the Company available for distribution, before any distribution or payment may be made to a holder of any Junior Securities, an amount in cash per share of Series C Preferred Stock equal to the sum of (i) the greater of (A) the Original Purchase Price per share and (B) an amount equal to the amount the holders of Series C Preferred Stock would have received per share of Series C Preferred Stock upon liquidation, dissolution or winding up of the Company had such holders converted their shares of Series C Preferred Stock into shares of Common Stock immediately prior thereto, plus (ii) an amount equal to all accrued and unpaid Dividends, if any, on such share of Series C Preferred Stock (such sum, the “Regular Liquidation Preference” if pursuant to subclauses (i)(A) and (ii) and the “Participating Liquidation Preference” if pursuant to subclauses (i)(B) and (ii), and such greater amount, the “Liquidation Preference”).

(b)           If upon any such liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution are insufficient to pay the holders of Series C Preferred Stock the full Liquidation Preference and the holders of all Parity Securities the full liquidation preferences to which they are entitled, the holders of Series C Preferred Stock and such Parity Securities will share ratably in any such distribution of the assets of the Company in proportion to the full respective amounts to which they are entitled.

(c)           After payment to the holders of Series C Preferred Stock of the full Liquidation Preference to which they are entitled, the holders of Series C Preferred Stock as such will have no right or claim to any of the assets of the Company.

(d)           The value of any property not consisting of cash that is distributed by the Company to the holders of the Series C Preferred Stock will equal the Fair Market Value thereof on the date of distribution.

(e)           For the purposes of this SECTION 3, a Fundamental Change (in and of itself) shall be deemed not to be a liquidation, dissolution or winding-up of the Company subject to this SECTION 3 (it being understood that an actual liquidation, dissolution or winding up of the Company in connection with a Fundamental Change will be subject to this SECTION 3).

SECTION 4.           Voting Rights; Board Representation.

(a)           The holders of Series C Preferred Stock shall have no voting rights other than those set forth in SECTION 4(b) below.

(b)           So long as any shares of Series C Preferred Stock are outstanding and except as otherwise expressly permitted hereby, the Company and its subsidiaries may not take any of the following actions (including by means of merger, consolidation, reorganization, recapitalization or otherwise) without the prior vote or written consent of holders representing at least a majority of the then-outstanding shares of Series C Preferred Stock, voting together as a separate class:

(i)    any amendment, repeal, alteration, addition, deletion or other change to the powers, preferences, rights or privileges of the Series C Preferred Stock in a manner adverse to the holders thereof (whether by Board resolution, amendment to the Certificate of Incorporation or Bylaws, merger, consolidation or otherwise);

(ii)   any increase or decrease in the authorized amount of shares of Series C Preferred Stock, except for the cancellation and retirement of shares set forth in SECTION 7(a);

(iii)  any issuance of additional shares of Series C Preferred Stock after the Series C Original Issuance Date, other than pursuant to the terms of the indenture governing the Notes; or

(iv)  agree to do any of the foregoing actions set forth in clause (b)(i) through (b)(iii), unless such agreement expressly provides that the Company’s obligation to undertake any of the foregoing is subject to the prior approval of holders of Series C Preferred Stock.

Without expanding the scope of the foregoing voting rights of Series C Preferred Stock, it is understood that in the context of a Fundamental Change, so long as immediately following such Fundamental Change:

(i)  the Series C Preferred Stock (or any preferred security into which the Series C Preferred Stock is converted in such Fundamental Change as contemplated by clause (ii)(B) below) is convertible into the kind and amount of shares of capital stock, other securities or other property receivable upon such Fundamental Change by a holder of a number of shares of Common Stock issuable upon conversion of such shares of Series C Preferred Stock in accordance with SECTION 5(e); and

(ii)  the Series C Preferred Stock either:

(A) remains outstanding with the same powers, preferences, rights and privileges set forth in this Certificate of Designation (except to the extent necessary or appropriate to implement clause (i) above), or

(B) is converted into or otherwise exchanged for preferred securities of the surviving entity of such a Fundamental Change, which preferred securities have the same powers, preferences, rights and privileges (other than those that by their terms automatically terminate or otherwise are altered following such a Fundamental Change pursuant to the terms of this Certificate of Designation and other than to the extent necessary or appropriate to reflect the consummation of the transaction and the fact that the issuer is a different entity) as the Series C Preferred Stock, provided that such exchange does not result in income tax consequences generally to U.S. individual holders of the Series C Preferred Stock that are more severe than the income tax consequences such holders would have suffered if such holders had been holders of Common Stock and been treated as such in the Fundamental Change; and

(iii)  in connection with such Fundamental Change, no action takes place that would otherwise require the approval of the holders of the Series C Preferred Stock pursuant to this SECTION 4(b),

the Series C Preferred Stock shall not have any vote or consent as a separate class with respect to such Fundamental Change.

(c)           Exchange Compliance.  Notwithstanding the foregoing, to the fullest extent permitted by applicable law, if after the Series C Original Issuance Date there is a change in the applicable rules of the primary Exchange on which the Common Stock is listed at the time such change becomes effective or in the interpretation of such applicable rules that would cause the Common Stock to be delisted by such Exchange as a result of the terms of this SECTION 4, the voting rights of the holders of the Series C Preferred Stock set forth in this SECTION 4 shall thereafter be limited to the extent required by such changed rules in order for the Common Stock to continue to be listed on such Exchange.

SECTION 5.           Conversion.

Each share of Series C Preferred Stock is convertible into shares of Common Stock as provided in this SECTION 5.

(a)           Conversion at the Option of Holders of Series C Preferred Stock.  Subject to SECTION 5(b), each holder of Series C Preferred Stock is entitled to convert, at any time and from time to time, at the option and election of such holder, any or all shares of outstanding Series C Preferred Stock held by such holder into a number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the amount (the “Conversion Amount”) determined by dividing (i) the Original Purchase Price for each share of Series C Preferred Stock to be converted by such holder by (ii) the Conversion Price in effect at the time of conversion.  The “Conversion Price,” with respect to each share of Series C Preferred Stock, initially is the conversion price of the Notes in effect immediately prior to the conversion of such Notes into shares of Series C Preferred Stock, as adjusted from time to time as provided in SECTION 5(f).  In order to convert shares of Series C Preferred Stock into shares of Common Stock, the holder must surrender the certificates representing such shares of Series C Preferred Stock, accompanied by transfer instruments reasonably satisfactory to the Company, free of any adverse interest or liens at the office of the Company’s transfer agent for the Series C Preferred Stock (or at the principal office of the Company, if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or such number of shares represented by such certificates as specified therein.  With respect to a conversion pursuant to this SECTION 5(a) or SECTION 5(c), the date of receipt of such certificates, together with such notice, by the transfer agent or the Company will be the date of conversion (the “Conversion Date”).

(b)           Limitations on Conversion.  Notwithstanding SECTION 5(a), but subject to SECTION 5(c), the Company shall not effect any conversion of the Series C Preferred Stock or otherwise issue shares of Common Stock pursuant to SECTION 5(a), and no holder of Series C Preferred Stock will be permitted to convert shares of Series C Preferred Stock into shares of Common Stock if, and to the extent that, following such conversion, either (i) such holder’s, together with such holder’s Affiliates’, aggregate voting power on a matter being voted on by holders of

Common Stock would exceed 19.9% of the Maximum Voting Power or (ii) such holder, together with such holder’s Affiliates, would Beneficially Own (disregarding for this purpose clause (ii) of the definition of “Beneficially Own”) more than 19.9% of the then outstanding Common Stock; provided, however, that such conversion restriction shall not apply to any conversion in connection with and subject to completion of (A) a Public Sale of the Common Stock to be issued upon such conversion, if following consummation of such Public Sale such holder and its Affiliates will not Beneficially Own (disregarding for this purpose clause (ii) of the definition of “Beneficially Own”) in excess of 19.9% of the then outstanding Common Stock or (B) a bona fide third party tender offer for the Common Stock issuable thereupon.  For purposes of the foregoing sentence, the number of shares of Common Stock Beneficially Owned by a holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series C Preferred Stock with respect to which a conversion notice has been given, but shall exclude the number of shares of Common Stock which would be issuable upon conversion or exercise of (x) the remaining, unconverted portion of the Series C Preferred Stock and any Series A Preferred Stock or Series B Preferred Stock, (y) any outstanding Notes, or (z) any outstanding Warrants (as defined in the Securities Purchase Agreement) Beneficially Owned by such holder or any of its Affiliates.  Upon the written request of the holder, the Company shall within two (2) Business Days confirm in writing to any holder the number of shares of Common Stock then outstanding.  For purposes hereof, “Maximum Voting Power” means, at the time of determination of the Maximum Voting Power, the total number of votes which may be cast by all capital stock on the applicable matter subject to the vote of the Common Stock, Series A Preferred Stock and any other securities that constitute Voting Stock voting together as a single class and after giving effect to any limitation on voting power set forth in the Certificate of Designation of the Series A Preferred Stock and the certificate of designation or other similar document governing other Voting Stock.

(c)           Automatic Conversion.  If at any time the limitations in SECTION 5(b) would not prevent the conversion of one or more shares of Series C Preferred Stock into Common Stock, then, subject to any lapse or expiration of the applicable waiting period, or approval, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or other applicable antitrust law, the maximum number of shares of Series C Preferred Stock held by a holder and its Affiliates that can convert into Common Stock without violating the limitations in SECTION 5(b) will automatically convert into Common Stock, provided that such automatic conversion shall only occur if the number of shares of Series C Preferred Stock that would be converted on the Conversion Date is equal to or greater than the lesser of (x) 1,000 and (y) all shares then held by such holder and its Affiliates; provided, further, that if the number of shares of Series C Preferred Stock that may be converted pursuant to this SECTION 5(c) is less than all shares of Series C Preferred Stock Beneficially Owned by a holder and its Affiliates, the Company shall select the shares of Series C Preferred Stock to be converted by lot, or on a pro rata basis.

(d)           Fractional Shares.  No fractional shares of Common Stock will be issued upon conversion of the Series C Preferred Stock.  In lieu of fractional shares, the Company shall pay cash equal to such fractional amount multiplied by the Fair Market Value of Common Stock as of the Conversion Date.  If more than one share of Series C Preferred Stock is being converted at one time by the same holder, then the number of full shares issuable upon conversion will be calculated on the basis of the aggregate number of shares of Series C Preferred Stock converted by such holder at such time.

(e)           Mechanics of Conversion.

(i)    As soon as practicable after the Conversion Date (and in any event within three Business Days), the Company shall (A) issue and deliver to such holder the number of shares of Common Stock to which such holder is entitled, together with a check or cash for payment of fractional shares, if any, in exchange for the certificates formerly representing shares of Series C Preferred Stock and (B) pay to such holder, to the extent of funds legally available therefor, all accrued and unpaid Dividends on the shares of Series C Preferred Stock that are being converted into Common Stock.  Such conversion will be deemed to have been made on the Conversion Date, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such Conversion Date.  In case fewer than all the shares represented by any such certificate are to be converted, a new certificate shall be issued representing the unconverted shares without cost to the holder thereof, except for any documentary, stamp or similar issue or transfer tax due because any certificates for shares of Common Stock or Series C Preferred Stock are issued in a name other than the name of the converting holder.  The Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of Common Stock upon conversion or due upon the issuance of a new certificate for any shares of Series C Preferred Stock not converted other than any such tax due because shares of Common Stock or a certificate for shares of Series C Preferred Stock are issued in a name other than the name of the converting holder.

(ii)   The Company shall at all times reserve and keep available, free from any preemptive rights, out of its treasury or out of authorized but unissued shares of Common Stock (or a combination of both) for the purpose of effecting the conversion of the Series C Preferred Stock the full number of shares of Common Stock deliverable upon the conversion of all outstanding Series C Preferred Stock (as may be adjusted from time to time pursuant to the terms of this SECTION 5 and assuming for the purposes of this calculation that all outstanding shares of Series C Preferred Stock are held by one holder), and the Company shall take all actions to amend its Certificate of Incorporation to increase the authorized amount of Common Stock if necessary therefor.  Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series C Preferred Stock, the Company will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(iii)  From and after the Conversion Date, the shares of Series C Preferred Stock to be converted on such Conversion Date will no longer be deemed to be outstanding, and all rights of the holder thereof as a holder of Series C Preferred Stock (except the right to receive from the Company the Common Stock upon conversion, together with the right to receive any payment in lieu of a fractional share of Common Stock and any accrued and unpaid Dividends thereon) shall cease and terminate with respect to such shares; provided, that in the event that a share of Series C Preferred Stock is not converted, such share of Series C Preferred Stock will remain outstanding and will be entitled to all of the rights as provided herein.  Any shares of Series C Preferred Stock that have been converted will, after such conversion, upon issuance of the shares of Common Stock issuable upon conversion thereof and the payment of all accrued and unpaid Dividends thereon and cash in lieu of fractional shares of Common Stock, be deemed cancelled and retired, shall not be reissued as such and, following the filing of any certificate required by the DGCL, have the status of authorized but unissued Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board.

(iv)  If the conversion is in connection with any sale, transfer or other disposition of the Common Stock issuable upon conversion of the Series C Preferred Stock, the conversion may, at the option of any holder tendering any share of Series C Preferred Stock for conversion, be conditioned upon the closing of the sale, transfer or the disposition of shares of Common Stock issuable upon conversion of Series C Preferred Stock with the underwriter, transferee or other acquirer in such sale, transfer or disposition, in which event such conversion of such shares of Series C Preferred Stock shall not be deemed to have occurred until immediately prior to the closing of such sale, transfer or other disposition.

(v)   The Company shall comply with all federal and state laws, rules and regulations and applicable rules and regulations of the Exchange on which shares of the Common Stock are then listed.  If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series C Preferred Stock require registration with or approval of any person or group under any federal or state law or the rules and regulations of the Exchange on which shares of the Common Stock are then listed before such shares may be validly issued or delivered upon conversion, then the Company will, as expeditiously as possible, use its reasonable best efforts to secure such registration or approval, as the case may be.  So long as any shares of Common Stock into which the shares of Series C Preferred Stock are then convertible is then listed on an Exchange, the Company will list and keep listed on such Exchange, upon official notice of issuance, all shares of such Common Stock issuable upon conversion.

(vi)  All shares of Common Stock issued upon conversion of the shares of Series C Preferred Stock will, upon issuance by the Company, be duly and validly issued, fully paid and nonassessable, not issued in violation of any preemptive rights arising under law or contract and free from all taxes, liens and charges with respect to the issuance thereof, and the Company shall take no action which will cause a contrary result.

(vii) If, prior to a Rights Trigger, shares of Series C Preferred Stock are converted into Common Stock, upon the conversion of such shares of Series C Preferred Stock, the shares of Common Stock issued in respect thereof shall be issued with the same Rights, if any, attached thereto as are attached to the then-outstanding shares of Common Stock.

(f)            Adjustments to Conversion Price.

(i)    Adjustment for Change In Capital Stock.

(A)  If the Company shall, at any time and from time to time while any shares of the Series C Preferred Stock are outstanding, issue a dividend or make a distribution on its Common Stock payable in shares of its Common Stock to all or substantially all holders of its Common Stock, then the Conversion Price at the opening of business on the Ex-Dividend Date for such dividend or distribution will be adjusted by multiplying such Conversion Price by a fraction:

(1)   the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the Business Day immediately preceding such Ex-Dividend Date; and

(2)   the denominator of which shall be the sum of the number of shares of Common Stock outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such dividend or distribution, plus the total number of shares of Common Stock constituting such dividend or other distribution.

If any dividend or distribution of the type described in this SECTION 5(f)(i) is declared but not so paid or made, the Conversion Price shall again be adjusted to the Conversion Price which would then be in effect if such dividend or distribution had not been declared.  Except as set forth in the preceding sentence, in no event shall the Conversion Price be increased pursuant to this SECTION 5(f)(i).

(B)   If the Company shall, at any time or from time to time while any of the Series C Preferred Stock are outstanding, subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares of Common Stock, then the Conversion Price in effect at the opening of business on the day upon which such subdivision becomes effective shall be proportionately decreased, and conversely, if the Company shall, at any time or from time to time while any of the Series C Preferred Stock are outstanding, combine or reclassify its outstanding shares of Common Stock into a smaller number of shares of Common Stock, then the Conversion Price in effect at the opening of business on the day upon which such combination or reclassification becomes effective shall be proportionately increased.  In each such case, the Conversion Price shall be adjusted by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination and the denominator of which shall be the number of shares of Common Stock outstanding immediately after giving effect to such subdivision, combination or reclassification.  Such increase or reduction, as the case may be, shall become effective immediately after the opening of business on the day upon which such subdivision, combination or reclassification becomes effective.

(ii)   Adjustment for Rights Issue.  If the Company shall, at any time or from time to time, while any shares of the Series C Preferred Stock are outstanding, distribute rights, options or warrants to all or substantially all holders of its Common Stock entitling them, for a period expiring within 60 days after the record date for such distribution, to purchase shares of Common Stock, or securities convertible into, or exchangeable or exercisable for, Common Stock, in either case, at less than the average of the Closing Prices for the five consecutive Trading Days immediately preceding the first public announcement of the distribution, then the Conversion Price shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Price in effect at the opening of business on the Ex-Dividend Date for such distribution by a fraction:

(A)  the numerator of which shall be the sum of (1) the number of shares of Common Stock outstanding on the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus (2) the number of shares of Common Stock that the aggregate offering price of the total number of shares of Common Stock issuable pursuant to such rights, options or warrants would purchase at the Current Market Price of the

Common Stock on the declaration date for such distribution (determined by multiplying such total number of shares of Common Stock so offered by the exercise price of such rights, options or warrants and dividing the product so obtained by such Current Market Price); and

(B)   the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the Business Day immediately preceding the Ex-Dividend Date for such distribution, plus the total number of additional shares of Common Stock issuable pursuant to such rights, options or warrants.

Such adjustment shall become effective immediately after the opening of business on the Ex-Dividend Date for such distribution.

To the extent that shares of Common Stock are not delivered pursuant to such rights, options or warrants or upon the expiration or termination of such rights, options or warrants, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered.  In the event that such rights, options or warrants are not so distributed, the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if the Ex-Dividend Date for such distribution had not occurred.  In determining whether any rights, options or warrants entitle the holders to purchase shares of Common Stock at less than the average of the Closing Prices for the five consecutive Trading Days immediately preceding the first public announcement of the relevant distribution, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received for such rights, options or warrants and the value of such consideration if other than cash, to be determined in good faith by the Board of Directors.  Except as set forth in this paragraph, in no event shall the Conversion Price be increased pursuant to this SECTION 5(f)(ii).

(iii)  Adjustment for Certain Tender Offers or Exchange Offers.  In case the Company or any of its Subsidiaries shall, at any time or from time to time, while any shares of the Series C Preferred Stock are outstanding, distribute cash or other consideration in respect of a tender offer or an exchange offer (that is treated as a “tender offer” under U.S. federal securities laws) made by the Company or any Subsidiary for all or any portion of the Common Stock, where the sum of the aggregate amount of such cash distributed and the aggregate Fair Market Value, as of the Expiration Date (as defined below), of such other consideration distributed (such sum, the “Aggregate Amount”) expressed as an amount per share of Common Stock validly tendered or exchanged, and not withdrawn, pursuant to such tender offer or exchange offer as of the Expiration Time (as defined below) (such tendered or exchanged shares of Common Stock, the “Purchased Shares”) exceeds the Closing Price per share of the Common Stock on the first Trading Day immediately following the last date (such last date, the “Expiration Date”) on which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (as the same may be amended through the Expiration Date), then, and in each case, immediately after the close of business on such date, the Conversion Price shall be decreased so that the same shall equal the rate determined by multiplying the Conversion Price in effect immediately prior to the close of business on the Trading Day immediately following the Expiration Date by a fraction:

(A)  the numerator of which shall be equal to the product of (A) the number of shares of Common Stock outstanding as of the last time (the “Expiration Time”) at which tenders or exchanges could have been made pursuant to such tender offer or exchange offer (including all Purchased Shares) and (B) the Closing Price per share of the Common Stock on the first Trading Day immediately following the Expiration Date; and

(B)   the denominator of which is equal to the sum of (x) the Aggregate Amount and (y) the product of (I) an amount equal to (1) the number of shares of Common Stock outstanding as of the Expiration Time, less (2) the Purchased Shares and (II) the Closing Price per share of the Common Stock on the first Trading Day immediately following the Expiration Date.

An adjustment, if any, to the Conversion Price pursuant to this SECTION 5(f)(iii) shall become effective immediately prior to the opening of business on the second Trading Day immediately following the Expiration Date.  In the event that the Company or a Subsidiary is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchases, or all such purchases are rescinded, then the Conversion Price shall again be adjusted to be the Conversion Price which would then be in effect if such tender offer or exchange offer had not been made.  Except as set forth in the preceding sentence, if the application of this SECTION 5(f)(iii) to any tender offer or exchange offer would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer or exchange offer under this SECTION 5(f)(iii).

(iv)  Disposition Events.

(A)  If any of the following events (any such event, a “Disposition Event”) occurs:

(1)           any reclassification or exchange of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination);

(2)           any merger, consolidation or other combination to which the Company is a constituent party; or

(3)           any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Company to any other person;

in each case, as a result of which all of the holders of Common Stock shall be entitled to receive cash, securities or other property for their shares of Common Stock, the Company or the successor or purchasing person, as the case may be, shall provide that the Series C Preferred Stock converted following the effective date of any Disposition Event, shall be converted, in lieu of the Common Stock otherwise deliverable, into the same amount and type (in the same proportion) of cash, securities or other property received by holders of Common Stock in the relevant event (collectively, “Reference Property”) received upon the occurrence of such Disposition Event by a holder of Common Stock holding, immediately prior to the transaction, a number of shares of Common Stock equal to the Conversion Amount (without giving effect to any limitations on conversion set forth in SECTION 5(b)) immediately prior to such Disposition Event; provided that if the Disposition Event provides the holders of Common Stock with the right to receive more than a single type of consideration determined based in part upon any form of stockholder election, the Reference Property shall be comprised of the weighted average of the types and amounts of consideration received by the holders of the Common Stock.  The Company may not cause, or agree to cause, a Disposition Event to occur, unless the issuer of any securities or other property into which the Series C Preferred Stock that remains outstanding thereafter (if any) becomes convertible agrees, for the express benefit of the holders of record of Series C Preferred Stock (including making them beneficiaries of such agreement), to issue such securities or property.

(B)   The above provisions of this SECTION 5(f)(iv) shall similarly apply to successive Disposition Events.  If this SECTION 5(f)(iv) applies to any event or occurrence, neither SECTION 5(f)(i) nor SECTION 5(f)(iii) shall apply; provided, however, that this SECTION 5(f)(iv) shall not apply to any stock split or combination to which SECTION 5(f)(i) is applicable or to a liquidation, dissolution or winding up to which SECTION 3 applies.  To the extent that equity securities of a company are received by the holders of Common Stock in connection with a Disposition Event, the portion of the Series C Preferred Stock which will be convertible into such equity securities will continue to be subject to the anti-dilution adjustments set forth in this SECTION 5(f).

(v)   Minimum Adjustment.  Notwithstanding the foregoing, the Conversion Price will not be reduced if the amount of such reduction would be an amount less than $0.01, but any such amount will be carried forward and reduction with respect thereto will be made at the time that such amount, together with any subsequent amounts so carried forward, aggregates to $0.01 or more.

(vi)  When No Adjustment Required.

(A)  No adjustment need be made for a transaction referred to in SECTION 5(f)(i) or SECTION 5(f)(ii) if the Series C Preferred Stock participates, without conversion, in the transaction or event that would otherwise give rise to an adjustment pursuant to such Section at the same time as holders of the Common Stock participate with respect to such transaction or event and on the same terms as holders of the Common Stock participate with respect to such transaction or event as if the holders of Series C Preferred Stock, at such time, held a number of shares of Common Stock equal to the Conversion Amount at such time.

(B)   No adjustment need be made for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest.

(C)   No adjustment need be made for a change in the par value or no par value of the Common Stock.

(D)  To the extent the Series C Preferred Stock become convertible pursuant to this SECTION 5 into cash, no adjustment need be made thereafter as to the cash.  Interest will not accrue on the cash.

(vii)    Rules of Calculation; Treasury Stock.  All calculations will be made to the nearest one-hundredth of a cent or to the nearest one-ten thousandth of a share.  Except as explicitly provided herein, the number of shares of Common Stock outstanding will be calculated on the basis of the number of issued and outstanding shares of Common Stock, not including shares held in the treasury of the Company.  The Company shall not pay any dividend on or make any distribution to shares of Common Stock held in treasury.

(viii)   Waiver.  Notwithstanding the foregoing, the Conversion Price will not be reduced if the Company receives, prior to the effective time of the adjustment to the Conversion Price, written notice from the holders representing at least a majority of the then outstanding shares of Series C Preferred Stock, voting together as a separate class, that no adjustment is to be made as the result of a particular issuance of Common Stock or other dividend or other distribution on shares of Common Stock.  This waiver will be limited in scope and will not be valid for any issuance of Common Stock or other dividend or other distribution on shares of Common Stock not specifically provided for in such notice.

(ix)   Tax Adjustment.  Anything in this SECTION 5 notwithstanding, the Company shall be entitled to make such downward adjustments in the Conversion Price, in addition to those required by this SECTION 5, as the Board in its sole discretion shall determine to be advisable in order that any event treated for federal income tax purposes as a dividend or stock split will not be taxable to the holders of Common Stock.

(x)     Par Value.  Anything in this SECTION 5 notwithstanding, no adjustment to the Conversion Price shall reduce the Conversion Price below the then par value per share of Common Stock, and any such purported adjustment shall instead reduce the Conversion Price to such par value.

(xi)   No Duplication.  If any action would require adjustment of the Conversion Price pursuant to more than one of the provisions described in this SECTION 5 in a manner such that such adjustments are duplicative, only one adjustment shall be made.

(xii)     Provisions Governing Adjustment to Conversion Price.  Rights, options or warrants distributed by the Company to all or substantially all holders of Common Stock entitling the holders thereof to subscribe for or purchase shares of the Company’s capital stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Rights Trigger”): (A) are deemed to be transferred with such shares of Common Stock; (B) are not exercisable; and (C) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of SECTION 5(f)(i), (ii), (iii) or (iv) (and no adjustment to the Conversion Price under SECTION 5(f)(i), (ii), (iii) or (iv) will be required) until the occurrence of the earliest Rights Trigger, whereupon such rights, options and warrants shall be deemed to have been distributed, except as set forth in SECTION 5(e)(vii), and (x) if and to the extent such rights, options and warrants are exercisable for shares of Common Stock or Common Stock equivalents, an appropriate adjustment (if any is required) to the Conversion Price shall be made under SECTION 5(f)(ii) (without giving effect to the 60 day limit on the exercisability of rights, options and warrants ordinarily subject to such SECTION 5(f)(ii)), and/or (y) if and to the extent such rights, options and warrants are exercisable for cash and/or any shares of the Company’s capital stock other than shares of Common Stock or Common Stock equivalents, shall be subject to the provisions of SECTION 2(a) applicable to Dividends and shall be distributed to the holders of Series C Preferred Stock.  If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Series C Original Issuance Date, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (and a termination or expiration of the existing rights, options or warrants without exercise by any of the holders thereof), except as set forth in SECTION 5(e)(vii).  In addition, except as set forth in SECTION 5(e)(vii), in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Rights Trigger or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Price under SECTION 5(f)(i), (ii), (iii) or (iv) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price shall be readjusted at the opening of business on following such final redemption or repurchase by multiplying such Conversion Price by a fraction (x) the numerator of which shall be the Current Market Price per share of Common Stock on such date, less the amount equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights, option or warrants (assuming such holder had retained such rights, options or warrants), made to all or substantially all holders of Common Stock as of the date of such redemption or repurchase and (y) the denominator of which shall be the Current Market Price, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Price shall be readjusted as if such rights, options and warrants had not been issued.  Notwithstanding the foregoing, (A) to the extent any such rights, options or warrants are redeemed by the Company prior to a Rights Trigger or are exchanged by the Company, in either case for shares of Common Stock, the Conversion Price shall be appropriately readjusted (if and to the extent previously adjusted pursuant to this SECTION 5(f)(xii)) as if such rights, options or warrants had not been issued, and instead the Conversion Price will be adjusted as if the Company had issued the shares of Common Stock issued upon such redemption or exchange as a dividend or distribution of shares of Common Stock subject to SECTION 5(f)(i)(A) and (B) to the extent any such rights, options or warrants are redeemed by the Company prior to a Rights Trigger or are exchanged by the Company, in either case for any shares of the Company’s capital stock (other than Common Stock) or any other assets of the Company, such redemption or exchange shall be deemed to be a distribution and shall be subject to, and paid to the holders of Series C Preferred Stock pursuant to, the provisions of SECTION 2(a) applicable to Dividends.

(g)           Notice of Record Date.  In the event of:

(i)    any stock split or combination of the outstanding shares of Common Stock;

(ii)   any declaration or making of a dividend or other distribution to holders of Common Stock in Additional Shares of Common Stock, any other capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness);

(iii)  any reclassification or change to which SECTION 5(f)(i)(B) applies;

(iv)  the dissolution, liquidation or winding up of the Company; or

(v)   any other event constituting a Fundamental Change;

then the Company shall file with its corporate records and mail to the holders of the Series C Preferred Stock at their last addresses as shown on the records of the Company, at least 10 days prior to the record date specified in (A) below or 10 days prior to the date specified in (B) below, a notice stating:

(A)  the record date of such stock split, combination, dividend or other distribution, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such stock split, combination, dividend or other distribution are to be determined, or

(B)   the date on which such reclassification, change, dissolution, liquidation, winding up or other event constituting a Fundamental Change, is estimated to become effective, and the date as of which it is expected that holders of Common Stock of record will be entitled to exchange their shares of Common Stock for the capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) deliverable upon such reclassification, change, liquidation, dissolution, winding up or other Fundamental Change.

Disclosures made by the Company in any filings required to be made under the Exchange Act shall be deemed to satisfy the notice requirements set forth in this SECTION 5(g).

(h)           Certificate of Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this SECTION 5, the Company at its expense shall promptly as reasonably practicable compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series C Preferred Stock a certificate, signed by an officer of the Company, setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records.  The Company shall, upon the reasonable written request of any holder of Series C Preferred Stock, furnish to such holder a similar certificate setting forth (i) the calculation of such adjustments and readjustments in reasonable detail, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of capital stock, other securities or other property (including but not limited to cash and evidences of indebtedness) which then would be received upon the conversion of Series C Preferred Stock.

SECTION 6.           Additional Definitions.  For purposes of these resolutions, the following terms shall have the following meanings:

(a)           “Affiliate” means, with respect to any person, any other person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified person. Notwithstanding the foregoing, the Company, its subsidiaries and its other controlled Affiliates shall not be considered Affiliates of the Investor Securityholders.

(b)           “Beneficial Owner”, “Beneficially Own” and “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act; provided, however, that (i) a person will be deemed to be the Beneficial Owner of any security which may be acquired by such person whether within 60 days or thereafter, upon the conversion, exchange or exercise (without giving effect to any provision governing such security that would limit, reduce or otherwise restrict the conversion, exchange or exercise features of such security) of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire such security and (ii) none of the Investor Securityholders shall be deemed to Beneficially Own any securities owned by their portfolio companies as long as the Investor Securityholders did not directly or indirectly encourage, assist or provide any information to such portfolio company in respect of the acquisition or voting of such securities.

(c)           “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or obligated to close.

(d)           “capital stock” means any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of capital stock, partnership interests (whether general or limited) or equivalent ownership interests in or issued by such person, and with respect to the Company includes, without limitation, any and all shares of Common Stock and the Preferred Stock.

(e)           “Closing Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which the Common Stock is listed or admitted for trading or, if the Common Stock is not listed or admitted for trading on a U.S. national or regional securities exchange, as reported on the quotation system on which such security is quoted. If the Common Stock is not listed or admitted for trading on a United States national or regional securities exchange and not reported on a quotation system on the relevant date, the “closing price” will be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization.  If the Common Stock is not so quoted, the last reported sale price will be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from each of at least three nationally recognized investment banking firms selected by the Company for this purpose.

(f)            “Company Rights Plan” means that certain Amended and Restated Rights Agreement, dated as of April 23, 2009, between the Company and American Stock Transfer & Trust Company.

(g)           “control,” “controlling,” “controlled by” and “under common control with,” with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of Voting Stock, by contract or otherwise.

(h)           “Current Market Price” of Common Stock on any day means the average of the Closing Prices per share of Common Stock for each of the five (5) consecutive Trading Days ending on the earlier of the day in question and the day before the Ex-Dividend Date with respect to the issuance or distribution requiring such computation.

(i)            “Equity Securities” means (x) any shares of capital stock of the Company, (y) any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire any shares of capital stock of the Company, and (z) capital stock or other equity securities directly or indirectly convertible into or exercisable or exchangeable for any shares of capital stock of the Company, excluding, for all purposes, any debt, including, without limitation, any debt convertible into any of the foregoing described in clauses (x) through (z).

(j)            “Ex-Dividend Date” means, with respect to any issuance or distribution, the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution.

(k)           “Exchange” means Nasdaq or any other U.S. national securities exchange.

(l)            “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(m)          “Fair Market Value” of Common Stock or any other security or property means the fair market value thereof as determined in good faith by the Board, which determination must be set forth in a written resolution of the Board, in accordance with the following rules:

(i)    for Common Stock or other security traded or quoted on an Exchange, the Fair Market Value will be the average of the Closing Prices of such security on such Exchange over a ten (10) consecutive trading day period, ending on the trading day immediately prior to the date of determination;

(ii)   for any security that is not so traded or quoted, or for any other property, the Fair Market Value shall be determined by the Board in good faith assuming a willing buyer and a willing seller in an arms’-length transaction; provided that if any determination of the Board pursuant to this clause (ii) that in the aggregate for all shares of Series C Preferred Stock is in excess of $10,000,000, the holders representing a majority of the then-outstanding shares of Series C Preferred Stock may object to such determination.  In the event of such an objection by such holders, the Fair Market Value of such property shall be as determined by a nationally recognized investment bank, appraisal or accounting firm (whose fees and expenses will be paid by the Company) selected by mutual agreement between the Board and such holders.

(n)           “Fundamental Change” shall be deemed to have occurred at such time as the Company consolidates with or merges with or into another person (other than a Subsidiary of the Company), or sells, conveys, transfers, leases or otherwise disposes of all or substantially all of the consolidated properties and assets of the Company and its Subsidiaries to any person (other than a Subsidiary of the Company) or any person (other than a Subsidiary of the Company) consolidates with or merges with or into the Company, provided that none of the circumstances set forth in the foregoing will be a Fundamental Change if persons that beneficially own the Voting Securities of the Company immediately prior to the transaction own, directly or indirectly, shares with a majority of the total voting power of all outstanding Voting Stock of the surviving or transferee person immediately after the transaction in substantially the same proportion as their ownership of the Company’s Voting Stock immediately prior to the transaction.

(o)           “group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

(p)           “hereof”; “herein” and “hereunder” and words of similar import refer to these resolutions as a whole and not merely to any particular clause, provision, section or subsection.

(q)           “Investor Securityholder” shall have the meaning ascribed thereto in the Securities Purchase Agreement.

(r)            “Market Disruption Event” means the occurrence or existence for more than one half hour period in the aggregate on any scheduled Trading Day for the Common Stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the Nasdaq National Market or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

(s)           “Nasdaq” means The NASDAQ Global Market.

(t)            “Notes” means the 6.0%/8.0%/10.0% Convertible Senior Notes due 2019 of the Company.

(u)           “Original Purchase Price” means $1,000 per share of Series C Preferred Stock, as adjusted for any stock dividends, splits, combinations and similar events on the Series C Preferred Stock.

(v)           “person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government, any agency or political subdivisions thereof or other “person” as contemplated by Section 13(d) of the Exchange Act.

(w)          “Public Sale” has the meaning set forth in the Securities Purchase Agreement.

(x)            “Rights” shall have the meaning given thereto in the Company Rights Plan (or the comparable right under any successor, substitute or additional stockholder rights plan).

(y)           “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(z)            “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated April 23, 2009, among the Company, SLS and Silver Lake Technology Investors Sumeru, L.P.

(aa)         “Series C Original Issuance Date” means the date on which the first share of Series C Preferred Stock was issued.

(bb)         “SLS” means Silver Lake Sumeru Fund, L.P.

(cc)         “Subsidiary” means with respect to any person, any corporation, association or other business entity of which more than 50% of the outstanding Voting Stock is owned, directly or indirectly, by, or, in the case of a partnership, the sole general partner or the managing partner or the only general partners of which are, such person and one or more Subsidiaries of such person (or a combination thereof).  Unless otherwise specified, “Subsidiary” means a Subsidiary of the Company.

(dd)         “Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) Nasdaq or, if the Common Stock is not listed on Nasdaq, the principal national securities exchange on which the Common Stock is listed, is open for trading or, if the Common Stock is not so listed, admitted for trading or quoted, any Business Day.  A Trading Day only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

(ee)         “Voting Stock” shall mean the Series A Preferred Stock and securities of any class or kind ordinarily having the power to vote generally for the election of directors of the Board of the Company or its successor (including the Common Stock).

(ff)           Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Additional Director	Section 4(d)(ix)
Aggregate Amount	SECTION 5(f)(iii)
Board	Recital
Certificate of Incorporation	Recital
Common Stock	SECTION 1(b)(i)
Company	Recital
Conversion Amount	SECTION 5(a)
Conversion Date	SECTION 5(a)
Conversion Price	SECTION 5(a)
DGCL	Recital
Disposition Event	SECTION 5(f)(iv)
Dividends	SECTION 2(a)
Expiration Date	SECTION 5(f)(iii)
Expiration Time	SECTION 5(f)(iii)(A)
Junior Securities	SECTION 1(b)(i)
Liquidation Preference	SECTION 3(a)
Maximum Voting Power	SECTION 5(b)
Parity Securities	SECTION 1(b)(ii)
Participating Liquidation Preference	SECTION 3(a)
Preferred Stock	Recital
Purchased Shares	SECTION 5(f)(iii)
Reference Property	SECTION 5(f)(iv)
Regular Liquidation Preference	SECTION 3(a)
Rights Trigger	SECTION 5(f)(xii)

Term	Section
Senior Redeemable Preferred	SECTION 5(e)(iii)
Senior Securities	SECTION 1(b)(iii)
Series A Preferred Stock	SECTION 1(b)(iii)
Series B Preferred Stock	SECTION 1(b)(ii)
Series C Preferred Stock	SECTION 1(a)

SECTION 7.           Miscellaneous.  For purposes of these resolutions, the following provisions shall apply:

(a)           Status of Cancelled Shares.  Shares of Series C Preferred Stock which have been converted, redeemed, repurchased or otherwise acquired by the Company or cancelled shall be retired, not be reissued as such and, following the filing of any certificate required by the DGCL, have the status of authorized and unissued shares of Preferred Stock, without designation as to series until such shares are once more, subject to SECTION 4, designated as part of a particular series by the Board.

(b)           Severability.  If any right, preference or limitation of the Preferred Stock set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other rights, preferences and limitations set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

(c)           Headings.  The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

(d)           Amendment.  Any provision in this Certificate of Designation (including, but not limited to, any notice requirements) may be waived, in whole or in part, amended or otherwise modified by the prior vote or written consent of holders representing at least a majority of the then-outstanding shares of Series C Preferred Stock, voting together as a separate class.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be executed by a duly authorized officer of the Company as of May 8, 2009.

POWER-ONE, INC.

By:	/s/ Richard J. Thompson

Name: Richard J. Thompson

Title: President and Chief Executive Officer

SERIES C CERTIFICATE OF DESIGNATION